Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GSI Technology, Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144140, 333-219798 and 333-260474) of GSI Technology, Inc. of our reports dated June 29, 2022, relating to the consolidated financial statements and the effectiveness of GSI Technology, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2022.

/s/ BDO USA, LLP

San Jose, California

June 29, 2022